HomeStreet Announces a $75 Million Expansion of Our Share Repurchase Program and Common Stock Dividend of $0.35 Per Share, a 40% increase

SEATTLE – January 27, 2022 – HomeStreet, Inc. (Nasdaq: HMST) or (“HomeStreet”), the parent company of HomeStreet Bank (the “Bank” and together with HomeStreet, the “Company”), today announced that the Board of Directors has approved an expansion of our share repurchase program, subject to the approval or nonobjection of its regulators, and a $0.35 per share quarterly dividend, which represents a 40% increase from the dividend paid in the prior quarter.

The Company will utilize proceeds from its $100 million subordinated note offering completed on January 19, 2022 to fund the approved expansion of our share repurchase program allows for the additional repurchase of up to $75 million in aggregate amount of shares of the Company’s common stock. Under this program, the Company may repurchase shares from time to time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be terminated, modified or suspended at any time at the Company's discretion.
The Board of Directors also approved a dividend of $0.35 per common share. The dividend is payable on February 23, 2022 to shareholders of record at the close of business on February 9, 2022.
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.
Contacts:
Executive Vice President and Chief Financial Officer:
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

or

Media Relations:
Misty Ford, 206-876-5506
misty.ford@homestreet.com